EXHIBIT 5.1

[LETTERHEAD]

November 28, 2003

Vivendi Universal S.A. Exchange Offer
US$975,000,000 6.25% due 2008
€500,000,000 6.25% due 2008

Dear Ladies and Gentlemen:

     We have acted as U.S. counsel for Vivendi Universal S.A. (the “Company”), a société anonyme organized under the laws of the Republic of France, in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of Amendment No. 1 to the registration statement on Form F-4 (the “Registration Statement”) on or about the date hereof, under the Securities Act of 1933, as amended, relating to the proposed issuance of up to (a) US$975,000,000 of the Company’s 6.25% Senior Notes due 2008 (the “New Dollar Notes”) for a like amount of the Company’s 6.25% Senior Notes due 2008 and (b) €500,000,000 of the Company’s 6.25% Senior Notes due 2008 (the “New Euro Notes”, and together with the New Dollar Notes, the “New Notes”) for a like amount of the Company’s 6.25% Senior Notes due 2008. The New Notes are to be issued under an Indenture dated as of July 10, 2003, between the Company and The Bank of New York, as Trustee (the “Trustee”), as amended by a Supplemental Indenture dated as of November 21, 2003, between the Company and the Trustee (as so amended, the “Indenture”).

     In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including the Indenture and the Registration Statement.

     Based on the foregoing, we are of opinion that, provided that the Indenture has been duly authorized, executed and delivered by the Company and the Trustee, when (i) the New Notes are duly authorized, executed and delivered on behalf of the Company in accordance with the Indenture and (ii) the New Notes are duly authenticated by the Trustee pursuant to the terms of the Indenture, the New Notes will constitute valid and binding obligations of the Company (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

     We are members of the bar of the State of New York and do not express any opinion herein as to any matters governed by any law other than the laws of the State of New York and the Federal laws of the United States of America. Insofar as the opinion expressed herein relates to or depends upon matters governed by the laws of France, we have relied upon the opinion of Jean-François Dubos, General Counsel to the Company, which is being delivered to you and filed with the Commission as an exhibit to the Registration Statement.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and the use of our name under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.

Very truly yours,
/s/ Cravath, Swaine & Moore LLP

Vivendi Universal S.A.
42, Avenue de Friedland
75380 Paris Cedex 08